Exhibit 5.6

[PERKINS COIE LLP LETTERHEAD]

November 9, 2010

Expedia, Inc.

333 108th Avenue N.E.

Bellevue, WA 98004

Re:	Expedia, Inc. Corporation Registration Statement on Form S-4, as amended, initially filed on September 29, 2010 (File No. 333-169654)

Ladies and Gentlemen:

We have acted as special counsel to Expedia, Inc., a Washington corporation (the “Company”) in connection with the guarantee by the Company of the Exchange Notes (as defined below). The Company is one of several guarantors (such guarantors, including the Company, are hereinafter collectively referred to as the “Subsidiary Guarantors”) in connection with a registration statement on Form S-4, as amended, (the “Registration Statement”), initially filed by the Company’s parent company, Expedia, Inc., a Delaware corporation (“Parent”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on September 29, 2010 (File No. 333-169654). The Parent will exchange up to $750,000,000 of its 5.95% senior notes due 2020 (the “Exchange Notes”) and the related guarantees for (i) an equal principal amount of its outstanding 5.95% senior notes due 2020 (the “Old Notes”) and (ii) related guarantees of the Subsidiary Guarantors pursuant to the Indenture (as defined below), in each case registered under the Securities Act. We understand that the Exchange Notes will represent the same debt as the Old Notes and the Parent will issue the Exchange Notes under the same Indenture (the “Indenture”), dated August 5, 2010, by and among the Parent, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture.

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Company as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

1.	Executed copy of the Indenture (including the Guarantee) as provided to us by the Company;

2.	Executed copy of the Registration Rights Agreement dated August 5, 2010, by an among the Parent, the Subsidiary Guarantors party thereto and Banc of America Securities LLC and J.P. Morgan Securities Inc. (the “Registration Rights Agreement”), as provided to us by the Company;

Expedia, Inc.

November 9, 2010

3.	Articles of Incorporation of the Company, as amended, as certified on October 29, 2010 by the Washington Secretary of State and as certified by an officer of the Company to be a true and complete copy of such Articles of Incorporation as of the date hereof;

4.	Bylaws of the Company, as amended, as certified by an officer of the Company to be a true and complete copy of such Bylaws as of the date hereof;

5.	Certificate of Existence for the Company, issued by the Washington Secretary of State, dated October 29, 2010, as confirmed by CT Corporation System on November 8, 2010 (the “Certificate of Existence”); and

6.	Resolutions of the Board of Directors of the Company, certified by an officer of the Company as of the date hereof.

The documents listed in items 1 through 2 above are herein collectively referred to as the “Transaction Documents”.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), (b) information provided in certificates of officers/representatives of the Company and (c) the representations and warranties of the Company in the Registration Rights Agreement. We have not independently verified the facts so relied on.

We have relied, without investigation, on the following assumptions:

1. Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals, and all signatures on executed documents are genuine.

2. When the Exchange Notes proposed to be issued pursuant to the terms of the Indenture are issued, they will conform to the description of (i) the 5.95% Senior Notes Due 2020 issued pursuant to the Indenture in connection with the Registered Exchange Offer pursuant to the Registration Rights Agreement and (ii) Additional Notes, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act as described in the Indenture.

Expedia, Inc.

November 9, 2010

3. All individuals have sufficient legal capacity to perform their functions with respect to the Transaction Documents and the transactions contemplated by the Transaction Documents.

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

1. The Company is validly existing as a corporation under the laws of the State of Washington and has the necessary corporate power and authority to guarantee the Exchange Notes pursuant to the terms of the Indenture.

2. The Company’s guarantee of the Exchange Notes pursuant to the terms of the Indenture has been duly authorized by all necessary corporate action, and the Indenture has been validly authorized, executed and delivered by the Company.

In rendering the opinion 1 above with respect to valid existence of the Company, we have relied solely upon and such opinion 1 above is as of the date of the date of the Certificate of Existence.

For purposes of expressing the opinions herein, we have examined the laws of the State of Washington and our opinions are limited to such laws.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

Wachtell, Lipton, Rosen & Katz may rely on the opinions expressed herein as if this opinion were addressed directly to it. You may refer to and produce a copy of this opinion letter in connection with the assertion of a defense as to which this opinion letter is relevant and necessary and in response to a court order. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm under the caption “Legal Matters” in the prospectus or any prospectus supplement which is part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the related rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ PERKINS COIE LLP

PERKINS COIE LLP